UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 27, 2005 (September 30, 2005)

KEY ENERGY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-8038	04-2648081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas  77010

(Address of Principal Executive Offices and Zip Code)

713/651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company announced on September 28, 2005 that it had received valid acceleration notices on September 27, 2005 from Cede & Co., acting at the request of holders (“Noteholders”) of $51.6 million in principal amount of the Company’s $150 million 6.375% Senior Notes due 2013 (the “Notes”).  As previously disclosed, holders of 25% or more of the outstanding principal balance of the Notes have the right to accelerate the Notes as a result of the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2003 within the periods permitted under the indenture, as amended.  The Company previously received notices from Noteholders that were defective in certain respects; the most recent notices cure these defects.  The Company expects to receive a formal demand for repayment of the Notes from the indenture trustee, following which the Company will repay the outstanding principal and accrued interest on the Notes.  As a result of the failure to file the 2003 Form 10-K report, the holders of the Company’s 8.375% Senior Notes due 2008 also have the right to accelerate the notes and demand repayment in full.  To date, the Company has not received any notice of acceleration with respect to these notes.   A copy of the Company’s press release is attached to this Form 8-K as an exhibit and is hereby incorporated by reference.

Item 9.01.  Financial Statements and Exhibits

(c)                                  Exhibits.

99.1                           Press Release dated September 28, 2005 announcing acceleration notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: September 30, 2005	By:	/s/ Newton W. Wilson, III
Newton W. Wilson, III
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 28, 2005 announcing acceleration notice.